EXHIBIT 4.534

Execution version

FIFTH AMENDMENT TO THE PLEDGE AGREEMENT OVER INVENTORY,

EQUIPMENT AND OTHER ASSETS

between

THE BANK OF NEW YORK MELLON

as Collateral Agent for the benefit of the Secured Parties under the First Lien Intercreditor

Agreement

and

CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDAÇÃO LTDA.

as Grantor

Dated as of

November 7, 2012

FIFTH AMENDMENT TO THE PLEDGE AGREEMENT OVER INVENTORY,

EQUIPMENT AND OTHER ASSETS

This Fifth Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets (the “Amendment”) is made as of November 7, 2012 by and among:

(a) THE BANK OF NEW YORK MELLON, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at 101 Barclay Street, 4E, New York, NY 12086, USA, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.214.177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, the “Collateral Agent”); and

(b) CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDAÇÃO LTDA., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Barueri, State of São Paulo, at Alameda Araguaia, nº 1.819-1.889, Sítio Tamboré, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.074.885/0001-48, herein represented in accordance with its Charter Documents (together with its successors and permitted assignees, the “Grantor”);

WHEREAS, on January 29, 2010, the parties hereto entered into the Pledge Agreement over Inventory, Equipment and Other Assets (the “Pledge Agreement”).

WHEREAS, the Pledge Agreement was amended by (i) the Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets dated May 4, 2010, in respect of an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated May 4, 2010, (ii) the Second Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets dated November 16, 2010, in respect of an Amendment No. 3 and Incremental Term Loan Assumption Agreement dated September 30, 2010 and a Senior Secured Notes Indenture dated October 15, 2010, (iii) the Third Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets dated March 2, 2011, in respect of an Amendment No. 4 and Incremental Term Loan Assumption Agreement dated February 9, 2011 and the February 2011 Secured Notes Indenture, and (iv) the Fourth Amendment to the Pledge Agreement over Inventory, Equipment and Other Assets dated September 8, 2011, in respect of an Amendment No. 6 and Incremental Term Loan Assumption Agreement dated August 9, 2011 and the August 2011 Secured Notes Indenture.

WHEREAS, the following document was entered into on the date, and by and among the parties, described below:

Amendment No. 7 and Incremental Term Loan Assumption Agreement dated September 28, 2012, entered into by and among, including others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.),

Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation), Beverage Packaging Holdings (Luxembourg) III S.à r.l., Evergreen Packaging Inc., Reynolds Consumer Products Inc., Reynolds Group Holdings Limited, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Credit Suisse AG as administrative agent for the Lenders, related to and amending and restating the Credit Agreement dated as of November 5, 2009, as set out therein and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (the “Third Amended and Restated Credit Agreement”).

WHEREAS, pursuant to an indenture (the “September 2012 Secured Notes Indenture”) dated September 28, 2012, and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group (Luxembourg) S.A. (the “September 2012 Issuers”), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent Wilmington Trust (London) Limited as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent, certain secured notes (the “September 2012 Secured Notes”) were issued by the September 2012 Issuers.

WHEREAS, the obligations in respect of the September 2012 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) have been designated as “Additional Obligations” under, and in accordance with section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).

WHEREAS, the parties recognize and agree that the security interest created under the Pledge Agreement shall extend to secure, in addition to the obligations currently secured thereby, the obligations created under the Third Amended and Restated Credit Agreement and the Additional Documents (as defined under the First Lien Intercreditor Agreement) in respect of the Secured Notes Designation (“Additional Covered Obligations”).

WHEREAS, any and all of the U.S. dollar denominated 7.75% senior secured notes due 2016 outstanding under the Senior Secured Notes Indenture have been repaid or redeemed in full.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment are used herein and in any notice given under this Amendment with the same meanings ascribed to such terms in the Pledge Agreement or any of its amendments. All terms defined in this Amendment shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

2. Amendment. The parties hereto agree to amend the Pledge Agreement as follows, such amendment to be in force and effect as of the date hereof:

(a)	The following new definitions will be inserted at the appropriate place in alphabetical order with the following wording:

Credit Agreement” means the third amended and restated credit agreement dated September 28, 2012 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (formerly Reynolds Consumer Products Holdings Inc.), SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv LLC (formerly Pactiv Corporation), SIG Austria Holding GmbH, Beverage Packaging Holdings (Luxembourg) III S.à r.l., Evergreen Packaging Inc. and Reynolds Consumer Products Inc. as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“September 2012 Issuers” means the “Issuers” under, and as defined in, the September 2012 Secured Notes Indenture, including their successors in interest.

“September 2012 Secured Notes Indenture” means the indenture dated September 28, 2012, between the September 2012 Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, Wilmington Trust (London) Limited as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

“September 2012 Secured Notes Indenture Secured Parties” shall mean such entities as fall within the definition of “Additional Secured Parties” under the First Lien Intercreditor Agreement as a result of the designation of the obligations in respect of the September 2012 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) being “Additional Obligations” under the First Lien Intercreditor Agreement.

(b) In order to evidence the extension of the security interest created under the Pledge Agreement to the Additional Covered Obligations, the Parties agree to amend the description of the Secured Obligations contained in Schedule A-I of the Pledge Agreement to read as follows:

DESCRIPTION OF THE SECURED OBLIGATIONS UNDER THE LOAN DOCUMENTS

A) All obligations owed to the Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, including (and without limitation):

(i)	a senior secured U.S. term loan facility in an aggregate principal amount not in excess of US $2,235,000,000 with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 1.00% per annum and (ii) the product of (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate as applicable; which shall be repaid in full on September 28, 2018 (subject to prepayment and acceleration provisions);

(ii)	a senior secured European term loan facility in an aggregate principal amount not in excess of €300,000,000 with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 1.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate as applicable; which shall be repaid in full on September 28, 2018 (subject to prepayment and acceleration provisions);

(iii)	a senior secured U.S. revolving loan facility in an aggregate principal amount not in excess of US $120,000,000, which principal amounts include sub-limits for letter of credit facilities, with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 2.00% per annum and (ii) the product of (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate as applicable; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions);

(iv)	a European revolving loan facility in an aggregate principal amount not in excess of €80,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) the greater of (i) 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate as applicable; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions); and

(v)	incremental loan facilities in a principal amount of up to US $750,000,000 with an interest rate equivalent to the rates set forth in clauses (i) through (iv) above, as applicable to the relevant incremental loan facility; which shall be repaid in full as set forth in clauses (i) through (iv) above, as applicable to the relevant incremental loan facility or such other as set out in the relevant Incremental Assumption Agreement, which date of repayment shall be earlier than the dates set forth above as applicable to the relevant incremental loan facility (subject to prepayment and acceleration provisions).

b) all other obligations, advances, debts and liabilities owed to the Secured Parties under the Credit Agreement, including indemnities, fees and interest incurred under, arising out of or in connection with the Credit Agreement.

Definitions

For the purpose of this item “I” of this Schedule A, all capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Credit Agreement.

(c) In order to evidence the extension of the security interest created under the Pledge Agreement to the Additional Covered Obligations, the Parties also agree to insert Schedule A-VI describing the obligations in respect of the September 2012 Secured Notes:

DESCRIPTION OF THE OBLIGATIONS UNDER THE SENIOR SECURED NOTE DOCUMENTS

(RELATING TO THE SEPTEMBER 2012 SECURED NOTES INDENTURE)

All obligations owed to the September 2012 Secured Notes Indenture Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Senior Secured Note Documents (as such term is defined in the September 2012 Secured Notes Indenture), including (and without limitation):

(i)	the due and punctual payment of:

(a)	(A) US $3,250,000,000 aggregate principal amount on the notes due 2020 and interest, which shall be paid on April 15 and October 15, at the rate of 5.750% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and

(b)	all other monetary obligations of any September 2012 Issuer to any of the September 2012 Secured Notes Indenture Secured Parties under the Senior Secured Note Documents (as such term is defined in the September 2012 Secured Notes Indenture), including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

(ii) the due and punctual performance of all other obligations of the September 2012 Issuers under or pursuant to the Senior Secured Note Documents (as such term is defined in the September 2012 Secured Notes Indenture); and

(iii) the due and punctual payment and performance of all the obligations of each other obligor under or pursuant to the Senior Secured Note Documents (as such term is defined in the September 2012 Secured Notes Indenture).

(d) In order to evidence the repayment or redemption in full of any and all of the U.S. dollar denominated 7.75% senior secured notes due 2016 issued under the Senior Secured Notes Indenture, the Parties agree to amend the description of the obligations owed to the Indenture Secured Parties contained in Schedule A-II of the Pledge Agreement by deleting paragraph (i)(a)(A) in its entirety and renaming the subsequent paragraph from (i)(a)(B) to (i)(a).

(e) For the avoidance of doubt, the parties agree that, as a result of this amendment: (i) the obligations created under the Third Amended and Restated Credit Agreement, the September 2012 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) shall be considered “Secured Obligations” for the purposes of the Pledge Agreement; and (ii) any September 2012 Secured Notes Indenture Secured Parties (including any holder of the September 2012 Secured Notes) shall be considered “Secured Parties” for the purposes of the Pledge Agreement.

3. Registration of this Amendment. The Grantor shall, at its own expense, no later than thirty (30) days from the execution date of this Amendment, (i) cause the signature of the parties who have signed this Amendment outside Brazil to be notarized by a public notary and consularized at the local Brazil consulate, (ii) cause this Amendment to be translated into Portuguese by a public sworn translator (tradutor público juramentado), and (iii) have this Amendment, together with its sworn translation (tradução juramentada) into Portuguese, annotated at the margin of the registration of the Pledge Agreement with the competent Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) and with competent Registry of Real Estate (Cartórios de Registro de Imóveis) in Brazil pursuant to Article 128 and Article 246 of Law No. 6,015 of December 31, 1973. The Grantor shall, promptly after such registration, deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations shall be borne by the Grantor.

Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent promptly for any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.

4. Effectiveness of the Pledge Agreement. All the provisions of the Pledge Agreement not expressly amended as a result of this Amendment shall remain in full force and effect.

5. Security Document. The Parties agree that this Amendment shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.

6. Governing Law; Jurisdiction. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the express waiver of the jurisdiction of any other court, however privileged it may be.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses.

CLOSURE SYSTEMS INTERNATIONAL (BRAZIL) SISTEMAS DE VEDAÇÃO LTDA.

By:	/s/ Sergio Henrique Nascimento
Name: Sergio Henrique Nascimento
Title: Manager

THE BANK OF NEW YORK MELLON, as Collateral Agent acting as agent of and for the benefit of the Secured Parties

By:	/s/ Joaquim José Aceturi de Oliveira
Name: Joaquim José Aceturi de Oliveira
Title: attorney-in-fact

WITNESSES: /s/ Debora Ilirira Montuou Name: Debora Ilirira Montuou ID: 25.978.964-1	/s/ Andrea Ribeiro Name: Andrea Ribeiro ID: 23.126.528-1